Exhibit (h)(xi)

April 30, 2015

ALPS Variable Investment Trust
Board of Trustees
1290 Broadway, Suite 1100
Denver, CO 80203

Re:     ALPS Variable Investment Trust (the “Trust”)

By our execution of this letter agreement (the “Agreement”), among the undersigned parties, ALPS Advisors, Inc. (“ALPS”) and Stadion Money Management, LLC (“Stadion”), with the Trust, ALPS and Stadion each agree to waive certain fees that such entity is entitled to receive from, or reimburse certain expenses to be paid by, the ALPS/Stadion Tactical Defensive Portfolio and ALPS/Stadion Tactical Growth Portfolio, each a series of the Trust (each, a “Portfolio”).

The parties hereby agree that ALPS and Stadion shall, in the ratio of one-third and two-thirds, respectively, reimburse each Portfolio’s expenses and/or waive a portion of the investment advisory, sub-advisory, and other fees that ALPS and/or Stadion is entitled to receive to the extent necessary such that Total Annual Fund Operating Expenses (as defined in Form N-1A) (excluding Distribution and/or Services (Rule 12b-1) fees, shareholder service fees, acquired fund fees and expenses, taxes, brokerage commissions and extraordinary expenses) do not exceed the levels set forth below:

Portfolio	Class I	Class II	Class III
ALPS/Stadion Tactical Defensive Portfolio	80 bps	80 bps	80 bps
ALPS/Stadion Tactical Growth Portfolio	80 bps	-	80 bps

ALPS and Stadion will be permitted to recover, on a class-by-class basis, expenses each has borne through this letter agreement to the extent that each Portfolio’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements.  Notwithstanding the foregoing, a Portfolio will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was deferred.

ALPS and Stadion agree that such expense reimbursements and/or fee waivers for the Portfolios will be effective beginning on April 30, 2015, and shall continue through April 29, 2016.

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter

Title: President

STADION MONEY MANAGEMENT, LLC

By:	/s/ Jud Doherty

Title: President

Your signature below acknowledges acceptance of this Agreement:

ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Patrick Buchanan

Title: Treasurer